Filed pursuant to Rule 433
Dated January 18, 2018

Relating to
Preliminary Pricing Supplement No. 178 dated January 18, 2018 to
 Registration Statement No. 333-221595

Global Medium-Term Notes, Series I
Floating Rate Senior Notes Due 2021
Fixed Rate Senior Notes Due 2023
Fixed/Floating Rate Senior Notes Due 2029

Floating Rate Senior Notes Due 2021
Issuer:	Morgan Stanley
Principal Amount:	$2,000,000,000
Maturity Date:	February 10, 2021
Trade Date:	January 18, 2018
Original Issue Date (Settlement):	January 23, 2018 (T+3)
Interest Accrual Date:	January 23, 2018
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.25%
All-in Price:	99.75%
Net Proceeds to Issuer:	$1,995,000,000
Base Rate:	LIBOR
Spread (plus or minus):	Plus 0.55%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each February 10, May 10, August 10 and November 10, commencing May 10, 2018
Day Count Convention:	Actual/360
Optional Redemption:
The Issuer may, at its option, redeem the notes, in whole but not in part, on February 10, 2020, on at least 10 but not more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus.  If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Initial Interest Rate:	Base Rate plus 0.55% (to be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date)
Initial Interest Reset Date:	May 10, 2018
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	U.S. Dollars (“$”)
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61744Y AM0
ISIN:	US61744YAM03
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

Prohibition of Sales to EEA Retail Investors:	Applicable

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Fixed Rate Senior Notes Due 2023
Issuer:	Morgan Stanley
Principal Amount:	$2,500,000,000
Maturity Date:	January 23, 2023
Trade Date:	January 18, 2018
Original Issue Date (Settlement):	January 23, 2018 (T+3)
Interest Accrual Date:	January 23, 2018
Issue Price (Price to Public):	99.775%
Agents’ Commission:	0.350%
All-in Price:	99.425%
Net Proceeds to Issuer:	$2,485,625,000
Interest Rate:	3.125% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each January 23 and July 23, commencing July 23, 2018
Day Count Convention:	30/360
Optional Make-Whole Redemption:	Yes, on or after July 23, 2018, in whole at any time or in part from time to time (treasury spread: plus 15 basis points)
Specified Currency:	U.S. Dollars (“$”)
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61744Y AN8
ISIN:	US61744YAN85
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg
Prohibition of Sales to EEA Retail Investors:	Applicable

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Fixed/Floating Rate Senior Notes Due 2029
Issuer:	Morgan Stanley
Principal Amount:	$3,000,000,000
Maturity Date:	January 24, 2029
Trade Date:	January 18, 2018
Original Issue Date (Settlement):	January 23, 2018 (T+3)
Interest Accrual Date:	January 23, 2018
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.45%

All-in Price:	99.55%
Net Proceeds to Issuer:	$2,986,500,000
Fixed Rate Period:	From and including the Original Issue Date to but excluding January 24, 2028
Floating Rate Period:	From and including January 24, 2028 to but excluding the Maturity Date
Interest Rate:
During the Fixed Rate Period, 3.772% per annum; during the Floating Rate Period, the Base Rate plus 1.140% (to be determined by the Calculation Agent on the second London banking day prior to each Interest Reset Date)

Base Rate:	LIBOR
Spread (plus or minus):	Plus 1.140%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Reset Dates:	Each Interest Payment Date commencing January 24, 2028, provided that the January 24, 2028 Interest Reset Date shall not be adjusted for a non-Business Day
Interest Reset Period:	Quarterly
Interest Payment Periods:	During the Fixed Rate Period, semiannual; during the Floating Rate Period, quarterly
Interest Payment Dates:
With respect to the Fixed Rate Period, each January 24 and July 24, commencing July 24, 2018 to and including January 24, 2028; with respect to the Floating Rate Period, each January 24, April 24, July 24 and October 24, commencing April 24, 2028 to and including the Maturity Date

Day Count Convention:	During the Fixed Rate Period, 30/360; during the Floating Rate Period, Actual/360
Optional Redemption:
Optional Make-Whole Redemption, on or after July 24, 2018 and prior to January 24, 2028, in whole at any time or in part from time to time, as described in the below-referenced Prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” provided that (A) the make-whole redemption price shall be equal to the greater of: (i) 100% of the principal amount of such notes to be redeemed and (ii) the sum of (a) the present value of the payment of principal on such notes to be redeemed and (b) the present values of the scheduled payments of interest on such notes to be redeemed that would have been payable from the date of redemption to January 24, 2028 (not including any portion of such payments of interest accrued to the date of redemption), each discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 20 basis points, as calculated by the premium calculation agent; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date and (B) “comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term of the notes to be redeemed as if the notes matured on January 24, 2028 (“remaining life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life.
In addition, the Issuer may, at its option, redeem the notes, in whole but not in part, on January 24, 2028, on at least 10 but not more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus.  If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Specified Currency:	U.S. Dollars (“$”)
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61744Y AP3
ISIN:	US61744YAP34
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS)

(Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg
Prohibition of Sales to EEA Retail Investors:	Applicable

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.
Prospectus Supplement dated November 16, 2017
Prospectus dated November 16, 2017

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA.